EXHIBIT 10.7.2
Partial Lease Termination Agreement
     This Partial Lease Termination Agreement (this “Agreement”) is made as of the 16th day of May, 2001, by and between Harbor Investment Partners, a California general partnership (“Landlord”), and Financial Engines, Inc., a California corporation (“Tenant”).
Recitals
     A. Landlord and Tenant have previously entered into that certain Lease Agreement dated July 14, 1997, as amended by a First Amendment to Lease Agreement dated as of November 24, 1998, a Second Amendment to Lease Agreement dated as of November 15, 1999, and a Third Amendment to Lease Agreement dated as of June 5, 2000 (as amended, the “Lease”).
     B. The Lease covers certain premises consisting of approximately (i) eleven thousand one hundred forty-five (11,145) rentable square feet commonly known as Suite 200 (the “Original Premises”) in the building located at 1804 Embarcadero Road, Palo Alto, California (the “Building”), (ii) seventeen thousand six hundred seventy-two (17,672) rentable square feet commonly known as Suite 100 (“Suite 100”) in the Building, (iii) two thousand one hundred seventeen (2,117) rentable square feet commonly known as Suite 102 (“Suite 102”) in the Building, and (iv) three thousand eighty-one (3,081) rentable square feet commonly known as Suite 202 (“Suite 202”) in the Building (Suite 100, Suite 102 and Suite 202 are collectively referred to herein as the “Expansion Premises”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease.
     C. Landlord and Tenant have also previously entered into that certain Lease Agreement dated December 7, 1999 (the “1830 Lease”), which covers certain premises consisting of approximately thirty-two thousand seven hundred forty-two (32,742) rentable square feet (the “1830 Premises”) in the building located at 1830 Embarcadero Road, Palo Alto, California.
     D. Landlord and Tenant mutually desire to cancel and terminate the Lease only with respect to the Original Premises containing eleven thousand one hundred forty-five (11,145) rentable square feet prior to the scheduled expiration date thereof (the “Scheduled Expiration Date”), all upon and subject to the terms and conditions herein provided.
     Now Therefore, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Partial Lease Termination
     (a) Subject to the terms and conditions set forth in this Agreement, Landlord and Tenant hereby agree that the Lease shall be terminated only with respect to the Original Premises effective as of the later of (i) the close of business on May 16, 2001, or (ii) the satisfaction of the termination conditions set forth in Paragraph 2 below (the “Termination Date”). On or before the Termination Date, Tenant shall vacate and surrender possession of the Original Premises to Landlord; provided, however, that Tenant shall not be required to remove any furniture or fixtures from the Original Premises to the extent that the same are being conveyed to and accepted by the Replacement Tenant (as defined below) (the “Remaining Furniture”); and provided, further, that Tenant shall not be required to remove or pay for the removal of any alterations or additions made by Tenant to the Original Premises during the Term.
     (b) Upon termination of the Lease with respect to the Original Premises only, the vacation and surrender of the Original Premises by Tenant, and satisfaction of the Termination Conditions (as hereafter defined), Landlord and Tenant shall have no further rights, obligations or claims with respect to each other arising under the Lease with respect to the Original Premises except for (a) the indemnification obligations of Tenant contained in the Lease, (b) the obligation of Tenant to pay any remaining Additional Rent owed for calendar year 2001 when billed to Tenant in 2002 or the obligation Landlord to repay or credit to Tenant any overpayment by Tenant of Additional Rent, as applicable, in accordance with Paragraph 4(c) of the Lease, and (c) any obligations of Tenant or Landlord under the Lease which expressly survive the termination of the Lease (such obligations described in the foregoing clauses (a), (b) and (c) being herein referred to as the “Surviving Obligations”). The Surviving Obligations shall survive the execution of this Agreement and the termination of the Lease with respect to the Original Premises.
     (c) Landlord and Tenant agree and acknowledge that notwithstanding the cancellation and termination of the Lease with respect to the Original Premises, this Agreement shall have no effect on the rights and obligations of either Landlord or Tenant with respect to the Expansion Premises or the 1830 Premises and the Lease covering the Expansion Premises and the 1830 Lease covering the 1830 Premises shall continue to remain in full force and effect.
2. Termination Conditions
     The following conditions shall be conditions precedent to the termination of the Lease with respect to the Original Premises on the Termination Date (collectively, the “Termination Conditions”):
     (a) Performance by Tenant. Tenant shall have performed all of its obligations under the Lease through the Termination Date, as and when such obligations shall have become due, including, without limitation, the payment of monthly installments of base rent, additional rent and any other sums required to be paid by Tenant to Landlord.
     (b) Surrender of the Original Premises. Except as set forth in Paragraph 1(a) above, Tenant shall have vacated and surrendered the Original Premises to Landlord in accordance with the provisions of the Lease on or before the Termination Date, including, without limitation, the removal by Tenant of all of its personal property.
     (c) Execution of Replacement Lease. Landlord and a replacement tenant acceptable to Landlord in its sole and absolute discretion (the “Replacement Tenant”), shall have entered into a binding lease agreement (the “Replacement Lease”) covering the Original Premises, which Replacement Lease shall be on terms approved by Landlord in its sole discretion. Tenant acknowledges and agrees that the execution of a Replacement Lease by Landlord is speculative and that no assurance can be given that a Replacement Lease will be executed.

The Termination Conditions are for the sole benefit of Landlord and may, at the sole discretion of Landlord, be waived by Landlord. If any or all of the Termination Conditions are not satisfied as required, then Landlord may unilaterally terminate this Agreement and reinstate the Lease with respect to the Original Premises (in which event the Lease covering the Original Premises and the Expansion Premises shall remain in full force and effect through the Scheduled Expiration Date) or Landlord may consider the Lease with respect to the Original Premises terminated as of the Termination Date; provided, however, that if either or both of the conditions precedent set forth in Paragraphs 2(a) and (b) above are not fully satisfied when the Lease is terminated as of the Termination Date, then Tenant shall immediately pay to Landlord any and all damages arising from the failure or satisfaction of such condition(s) precedent. Tenant hereby acknowledges and agrees that in reliance on the execution of this Agreement by Tenant, Landlord shall attempt to enter into the Replacement Lease with a Replacement Tenant. Tenant hereby further acknowledges and agrees that any delay in the Termination Date will materially and adversely affect Landlord’s ability to perform its obligations under any such Replacement Lease, including, without limitation, its obligation to deliver possession of the Original Premises to the Replacement Tenant, and Landlord will incur substantial damages and costs, which are foreseeable, if Tenant fails to perform its obligations under this Agreement. Accordingly, Tenant agrees to take all actions necessary to cause the conditions set forth in Paragraphs 2(a) and (b) above to be fully satisfied.
3. Abandoned Property
     In addition to any rights Landlord may have under the Lease or this Agreement, Landlord, at its sole option, may deem any furniture, fixtures, shelving, cabinets, tables, equipment, lighting, and other fixtures or personal property in, on or attached to the Original Premises and remaining in or on the Original Premises after the Termination Date (the “Abandoned Property”), whether or not belonging to Tenant, to be abandoned, and Landlord may dispose of the Abandoned Property as it, in its sole discretion, deems appropriate; provided, however, that the Remaining Furniture shall not constitute Abandoned Property. Tenant shall not be entitled to any proceeds received by Landlord as a result of the disposition of the Abandoned Property. Tenant waives, to the greatest extent permitted by law, all of its rights under California Civil Code Sections 1980, et seq. as the same may be amended from time to time, and any related and successor statutes thereto.
4. Tenant’s Representations and Warranties
     Tenant hereby represents and warrants to Landlord the following, each of which shall survive the termination of the Lease with respect to the Original Premises and the vacation and surrender of the Original Premises:
     (a) Tenant has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease, Tenant’s leasehold estate, the Original Premises, or any other right, title or interest under or arising by virtue of the Lease, or of any claim, demand, obligation, liability, action or cause of action arising from or pursuant to the Lease or arising from any rights of possession arising under or by virtue of the Lease, Tenant’s leasehold estate, or the Original

Premises. Although not part of the Original Premises, Tenant has subleased Suite 102 pursuant to a certain Sublease Agreement dated June___, 2000, which terminated on December 15, 2000.
     (b) Tenant has the full power, capacity, authority and legal right to execute and deliver this Agreement.
     (c) The person executing this Agreement on behalf of Tenant has the full right and authority to execute this Agreement on behalf of Tenant and to bind Tenant without the consent or approval of any other person or entity.
     (d) This Agreement is a legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms.
     (e) Tenant has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they become due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
5. Landlord’s Representations and Warranties
     Landlord hereby represents and warrants to Tenant the following, each of which shall survive the termination of the Lease with respect to the Original Premises and the vacation and surrender of the Original Premises by Tenant:
     (a) With the exception of a lease agreement between Landlord and Replacement Tenant, if any, Landlord has not made any assignment, transfer, conveyance or other disposition of the Lease, or any other right, title or interest under or arising by virtue of the Lease, or of any claim, demand, obligation, liability, action or cause of action arising from or pursuant to the Lease.
     (b) Landlord has the full power, capacity, authority and legal right to execute and deliver this Agreement.
     (c) The person executing this Agreement on behalf of Landlord has the full right and authority to execute this Agreement on behalf of Landlord and to bind Landlord without the consent or approval of any other person or entity.
     (d) This Agreement is a legal, valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms.
     (e) Landlord has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they become due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

6. Letter of Credit
     Upon the Termination Date, Tenant shall have the right to cause the Letter of Credit (as defined in the Lease) to be reduced to Three Hundred Thousand Dollars ($300,000.00) and Landlord will reasonably cooperate with Tenant and the Bank (as defined in the Lease) to reduce the Letter of Credit.
7. Security Deposits
     Upon the Termination Date, the amount of the Security Deposit specified in the Lease shall be reduced to Fifty-Three Thousand Three Hundred One Dollars and Thirty Cents ($53,301.30). Within thirty (30) days following the Termination Date, Landlord shall return to Tenant any amount of the Security Deposit in excess of $53,301.30.
8. General Provisions
     (a) Time of Essence. Time is of the essence in the performance of the parties’ respective obligations set forth in this Agreement.
     (b) Notices. Any notice required or permitted to be given hereunder shall be given in accordance with the terms of the Lease.
     (c) Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and all prior agreements, representations, and understandings between the parties, whether oral or written, are deemed null, all of the foregoing having been merged into this Agreement. The parties acknowledge that each party and/or its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement or any document executed and delivered by either party in connection with this Agreement.
     (d) Assignability; Successors Bound. Tenant may not assign its rights, obligations or interest in this Agreement to any other person or entity without Landlord’s written consent thereto, which consent may be given or withheld in Landlord’s sole and absolute discretion. Any attempted assignment without the consent of Landlord shall be null and void. No assignment shall release the Tenant herein named from any obligation or liability under this Agreement. Any permitted assignee shall be deemed to have made any and all representations and warranties made by Tenant hereunder, as if the assignee were the original signatory hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
     (e) Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

     (f) Applicable Law. This Agreement shall be governed by and construed under the laws of the State of California.
     (g) Amendments. This Agreement may be amended or modified only by an instrument in writing signed by each of the parties hereto.
     (h) Attorneys’ Fees. If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.
     (i) Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
     In Witness Whereof, the parties have executed this Agreement as of the date first above written.

Landlord:	Harbor Investment Partners, a California general partnership

	By:	UBS Realty Investors LLC, Its’ Investment Advisor and Agent

		By:	/s/ Cynthia Stevenin
		Name:	Cynthia Stevenin

		Title:	Director

Tenant:	Financial Engines, Inc., a California corporation

	By:	/s/ Raymond J. Sims
	Name:	Raymond J. Sims

	Title:	VP & CFO